SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

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/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

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                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                                  May 2, 1995




To the Shareholders of
  The West Company, Incorporated:


         The Annual Meeting of Shareholders of The West Company, Incorporated will be held at the Company's headquarters at 101 Gordon Drive, Lionville, Pennsylvania 19341, on Tuesday, May 2, 1995, at 9:30 A.M., for the following purposes:

         1.   To elect five directors in Class II (term expiring in 1998).

         2. To approve the appointment of Coopers & Lybrand L.L.P. as independent accountants for 1995.

         3. To transact such other business as may properly be brought before the meeting.

         The Board of Directors has fixed the close of business, Friday, March 17, 1995, as the record date for the meeting. Only shareholders of record at that time will be entitled to notice of and to vote at the meeting.

         Please date, sign and return the enclosed proxy in the enclosed envelope, whether or not you expect to attend the meeting in person.

                                            By Order of the Board of Directors,




                                            John R. Gailey III
                                            Secretary




Lionville, PA  19341
March 24, 1995

                                PROXY STATEMENT


                                  -----------

                         THE WEST COMPANY, INCORPORATED
                                101 Gordon Drive
                         Lionville, Pennsylvania 19341

                                  -----------




         The enclosed proxy is solicited by the Board of Directors of The West Company, Incorporated (the "Company") for use at the Annual Meeting of Shareholders to be held at the Company's headquarters, 101 Gordon Drive, Lionville, Pennsylvania, on Tuesday, May 2, 1995, at 9:30 A.M., and at all adjournments thereof. The proxy and this proxy statement are being mailed to shareholders on or about March 24, 1995.

         In addition to solicitation by mail, directors, officers and other employees of the Company may solicit proxies personally and by telephone. The cost of soliciting proxies will be borne by the Company. Proxies may be revoked by the person giving it at any time before it is exercised by giving written notice to the Secretary of the Company or by submitting a new proxy.

         Only shareholders of record at the close of business on March 17, 1995 will be entitled to vote at the meeting. At that date, there were 16,508,400 shares of the Company's Common Stock (the "Common Stock") outstanding and entitled to vote. Each outstanding share entitles the holder to one vote on all business of the meeting. Shareholders attending the Annual Meeting may vote their shares in person whether or not a proxy has been previously executed and returned. If the accompanying proxy card is signed and returned to the Company, and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the persons designated as proxy holders on the proxy card will vote FOR election of the nominees listed below as directors and FOR the proposal to approve the appointment of independent accountants.

         Directors are elected by a plurality vote of all votes cast at the meeting. A shareholder may withhold votes from any or all nominees by notation to that effect on the accompanying form of proxy. The affirmative vote of a majority of the votes cast by holders of Common Stock entitled to vote is required for approval of the appointment of independent accountants.

         Votes cast by proxy or in person at the meeting will be counted by persons appointed by the Company to act as judges of election. The judges of election will treat abstentions and broker non-votes as present for purposes of determining the presence of a quorum. Because directors are elected by a plurality of votes, abstentions and broker non-votes will not have an impact on their election. Abstentions and broker non-votes will not be counted in tabulating the number of votes cast on approval of the appointment of independent accountants.

         The Board of Directors is not aware of any matters to be presented at the meeting other than those set forth in the accompanying notice. If any other matters properly come before the meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment.

                  STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


         The following table sets forth, as of March 20, 1995, certain information concerning each person known to the Company to have been the beneficial owner of more than 5% of the Common Stock. Except as indicated below, the Company is informed that the beneficial owners have sole voting and sole investment power over the shares shown opposite their names.



                                                                          Amount and                 Percent
    Name and Address of                                              Nature of Beneficial              of
     Beneficial Owner                                                       Ownership                 Class
Jean Wike Faust ..................................................       1,261,734(1)                   7.6%
  16 Fox Chase Road
  Malvern, PA 19355

Mitchell Hutchins Institutional Investors Inc.....................       1,351,100(2)                   8.2%
  1285 Avenue of the Americas
  New York, NY  10019

TriMark Investment Management Inc.................................         998,000                      6.0%
  One First Canadian Place, Suite 5600
  P.O. Box 487
  Toronto, Ontario M5X 1E5

Franklin H. West..................................................         839,939(3)                   5.1%
  619 Broad Acres Road
  Narberth, PA  19072

William S. West...................................................       1,274,956(3)(4)                7.7%
  101 Gordon Drive
  Lionville, PA  19341

J. Roffe Wike, II.................................................       1,741,554(1)(5)               10.5%
  2125 Twinbrook Road
  Berwyn, PA  19312

Wilmington Trust Company..........................................       1,314,360(6)                   8.0%
  1100 North Market Street
  Wilmington, DE  19890

---------------

(1) Includes 226,000 shares held by a trust of which Mrs. Faust is the sole beneficiary. J. Roffe Wike, II, the brother of Mrs. Faust, has sole investment and voting power over such shares in his capacity as trustee. Also includes 582,954 shares held by a trust as to which Mrs. Faust and Mr. Wike share voting and investment power.

(2)   Represents shared voting and investment power.


(3) Franklin H. West, William S. West and Fidelity Bank, N.A. share the investment power over the same 746,264 shares which are held by two trusts of which they are co-trustees. Does not include 134,785 shares owned by Franklin West's wife and children, as to which he disclaims beneficial ownership.


(4) Does not include 221,900 shares owned by Mr. West's wife, as to which he disclaims beneficial ownership.


(5) Includes options to acquire 4,500 shares. Does not include 7,840 shares owned by Mr. Wike's wife, as to which he disclaims beneficial ownership.

(6) Includes (i) sole voting power with respect to 440,620 shares, (ii) shared voting power with respect to 873,740 shares and shared investment power with respect to 866,640 shares.

              STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth, as of March 20, 1995, information concerning the beneficial ownership of Common Stock by each director and nominee for director, each of the Company's executive officers named in the Summary Compensation Table on page 10 of this proxy statement and all directors and executive officers as a group. No director or officer owns more than 1% of the outstanding Common Stock except William S. West, who owns 7.7% of the outstanding Common Stock, and J. Roffe Wike, II, who, including shares that may be acquired within 60 days, is the beneficial owner of 10.5% of the Common Stock. All directors and officers as a group are the beneficial owners of 23.2% of the Common Stock, including shares that may be acquired by them within 60 days. Additional information concerning the beneficial ownership of Messrs. West and Wike is contained in footnotes related to the table on the preceding page.



                                                                    Shares owned            Shares which
                          Name                                      directly and           may be acquired
                                                                    indirectly(1)          within 60 days(2)


Tenley E. Albright.......................................                    0                     1,500
William J. Avery.........................................                  500                     4,500
J. E. Dorsey.............................................                3,155                    22,000
George W. Ebright........................................                1,000                     3,000
George J. Hauptfuhrer, Jr................................                6,000                     4,500
L. Robert Johnson........................................                2,000                     4,500
Raymond J. Land..........................................                1,970                    24,000
William G. Little........................................               17,899                   115,000
John P. Neafsey..........................................                2,000                     4,500
Walter F. Raab...........................................                4,000                     4,500
Monroe E. Trout..........................................                2,000                     3,000
Ulf C. Tychsen...........................................                1,393                    24,000
William S. West..........................................            1,274,956                         0
J. Roffe Wike, II........................................            1,737,054                     4,500
Hans Wimmer..............................................              440,000                         0
Geoffrey F. Worden.......................................                1,500(3)                  1,500
Victor E. Ziegler........................................               23,447                    45,000
All directors and executive officers
    as a group (23 persons)..............................            3,558,766                   361,465


-----
(1) Includes shares allocated to individual accounts under the Company's Savings Plan and/or restricted shares granted under the Company's Stock Bonus Program as follows: Mr. Dorsey - 367 and 246 shares, respectively; Mr. Land - 425 and 158 shares, respectively; Mr. Little - 861 and 458 shares, respectively; Mr. Tychsen - 119 restricted shares; Mr. Ziegler - 5,936 and 185 shares, respectively; and all directors and executive officers as a group - 12,931 and 1,584 shares, respectively.
(2) Stock options available for exercise within 60 days under the Company's Long-Term Incentive Plan and 1992 Non-Qualified Stock Option Plan for Non-Employee Directors.
(3) Does not include 500 shares held by Mr. Worden's wife, as to which he disclaims beneficial ownership.

Section 16(a) Reporting

      Section 16(a) of the Securities Exchange Act of 1934, as amended, and regulations thereunder require the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to report their ownership of Common Stock and changes to that ownership to the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for these reports have been established, and the Company is required to report in this proxy statement any failure to file by these dates during 1994. With two exceptions, all of these filing requirements were satisfied by its directors and executive officers. Steven A. Ellers, the Company's Vice President, Operations, filed an initial report of ownership 11 days following the due date. J. Roffe Wike, II, a director of the Company, reported in October 1994 a transaction by his daughter that was attributable to him under Commission regulations which should have been reported in August 1994.

                     BOARD OF DIRECTORS AND ITS COMMITTEES

      In December 1994, the Board of Directors established guidelines for designating directors who are independent of management as "independent directors" and established the position of "Chairman, Independent Directors." In accordance with these guidelines, the Board designated each director, other than Victor E. Ziegler, Executive Vice President, and William G. Little, President and Chief Executive Officer, as an independent director. George J. Hauptfuhrer, Jr., was elected Chairman, Independent Directors. The independent directors' primary duties are to evaluate the performance of the Company's Chief Executive Officer, to assure that he has appropriate leadership succession plans, and to review and monitor achievement of his long-range strategic plans for the Company. The Chairman, Independent Directors is responsible for conferring with the Chief Executive Officer on board agenda items and information to be provided to the Board and for calling meetings of the independent directors as appropriate.

      The Board of Directors held six meetings in 1994, including one meeting of the independent directors. All directors attended more than 75% of the total number of meetings of the Board and the committees on which they served.

      The Board has four standing committees: the Audit Committee, the Nominating and Corporate Governance Committee, the Compensation Committee and the Finance Committee. In March 1995, the Board established an ad hoc Research and Development Committee, which will review the Company's R&D activities. The Audit Committee consists of L. Robert Johnson (Chairman), George W. Ebright, Walter F. Raab and Geoffrey F. Worden. This Committee, which met five times in 1994, performs the following functions: (1) recommends annually to the Board a firm of independent accountants for appointment as auditors of the Company; (2) reviews the fees paid to the independent accountants; (3) reviews with the independent accountants the scope and results of each annual audit; and (4) reviews with the independent accountants and the Company's financial officers comments and recommendations made by the same.

      The Nominating and Corporate Governance Committee consists of George J. Hauptfuhrer, Jr. (Chairman), Tenley E. Albright, Monroe E. Trout, William S. West and J. Roffe Wike, II. During 1994, this Committee met five times. This Committee recommends to the Board nominees to be elected to the Board by the shareholders or by the Board in the case of vacancies that occur between meetings of shareholders. After review by the independent directors, this Committee recommends formally to the Board a successor to the Chief Executive Officer when a vacancy occurs. In addition, this Committee recommends to the Board appointments to be made to various Board committees and evaluates all Company policies relating to the recruitment of directors (such as compensation arrangements) and makes recommendations to the Board and various Board committees with regard to such matters. In March 1995, the Nominating and Corporate Governance Committee was also charged with reviewing the Company's policies and programs in such areas as equal employment opportunity, employee health and safety, charitable contributions, political action and legislative affairs and legal compliance, including environmental protection. As part of these additional responsibilities, this Committee reviews periodically with the Company's General Counsel, in light of new legislation, regulations and other developments, the Company's Code of Business Ethics, and makes recommendations to the Board for any changes to the Code that the Committee believes are desirable.

      The Nominating and Corporate Governance Committee will consider nominations for directors made by shareholders who deliver written notice thereof to the Secretary of the Company not less than 60 days nor more than 90 days prior to the meeting of shareholders, except that if the date of the meeting is not publicly announced by the Company more than 20 days prior to the meeting, the notice must be delivered not later than the close of business on the earlier of (i) the seventh day following the day on which notice of the date of the meeting was first mailed to shareholders or such public disclosure was made, whichever occurs first, or (ii) the fourth day prior to the meeting. The notice must set forth certain information concerning the shareholder and his nominees, including the following: their names and addresses; a representation as to the number of shares beneficially owned by the shareholder and that such shareholder is the holder of record of the Company's shares and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons pursuant to which the nominations are to be made; such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees; and the consent of each nominee to serve as a director if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

      The Compensation Committee consists of John P. Neafsey (Chairman), George
J. Hauptfuhrer, Jr. and Monroe E. Trout. During 1994, this Committee met seven times. This Committee determines the Company's compensation arrangements with executive management and reports its actions to the Board of Directors. In addition, this Committee administers the Company's Long-Term Incentive Plan.

      The Finance Committee consists of William J. Avery (Chairman), George W. Ebright, L. Robert Johnson, John P. Neafsey and J. Roffe Wike, II. During 1994, this Committee held seven meetings. This Committee serves as liaison between management and the Board on important financial transactions and financial-policy matters. The Finance Committee also consults with and advises management on financial strategies, policies and procedures, acquisitions, divestitures, capital-expenditure requests and similar matters, and makes recommendations on such matters to the Board.

Compensation of Directors

      Each director who is not employed by the Company or one of its subsidiaries receives an annual retainer of $16,000 per year, plus attendance fees of $1,000 for board meetings and $750 for committee meetings. The Chairman of the Board receives an annual fee of $35,000. The chairman of each board committee and the Chairman, Independent Directors each receive an annual fee of $3,500. Directors may elect annually to defer all or any part of their director's fees, which deferred amounts will be payable upon their termination as a director. In addition, Geoffrey F. Worden and John P. Neafsey were separately engaged by the Company during 1994 as consultants in certain financial matters. The Company paid Mr. Worden and Mr. Neafsey a total of $59,000 and $32,000, respectively, in fees for their services during 1994.

      Each non-employee director who has completed five years of service as a director will be entitled to receive an annual retirement benefit, commencing at age 60, of between 50% and 100% of his or her base annual retainer at the time of retirement, depending on the length of service, for a maximum period of 15 years or until the director's earlier death. Non-employee directors are eligible to receive annually an option to acquire 1,500 shares of Common Stock under the Company's 1992 Non-Qualified Stock Option Plan for Non-Employee Directors. Each option will expire five years from the date of grant.

Certain Transactions

      In November 1994, the Company acquired from Hans Wimmer, a director and former executive officer of the Company, approximately 25.5% of the equity interests in five European-based companies, which were held by Mr. Wimmer, resulting in the Company owning 100% of those companies. The acquisition was completed pursuant to an amended and restated put and call agreement entered into in March 1993. The Company paid a total purchase price of DM 45,000,000 ($27,777,777 at an average 1994 exchange rate of DM 1.62), of which DM 30,000,000 ($18,518,519) was paid in cash. The remaining DM 15,000,000
($9,259,259) was paid by delivery of 363,214 shares of Common Stock. Mr. Wimmer has the right to require the Company to file a registration statement with the Securities and Exchange Commission on one occasion during each of the two years following the closing of the transaction to permit a public distribution of the shares. One of the Company's German subsidiaries leases its facilities from Henrik Wimmer, a son of Hans Wimmer. Lease payments totaled DM 99,564 ($61,459) during 1994.

                             ELECTION OF DIRECTORS

      The Board of Directors is divided into three classes, the terms of which expire alternatively over a three-year period. The Board proposes the election of five directors in Class II to serve for three years until the 1998 Annual Meeting and until their successors have been elected and qualified. The Board's nominees, George W. Ebright, L. Robert Johnson, John P. Neafsey, Hans Wimmer and Geoffrey F. Worden, are incumbent directors. Each nominee has consented to being named and to serve if elected.

      In the event that any of the nominees becomes unavailable, which the Company does not expect, it is intended that, pursuant to the accompanying proxy, votes will be cast for such substitute nominee or nominees as may be designated by the Board of Directors upon the recommendation of the Nominating and Corporate Governance Committee.


Nominees for Director in Class II - Term to Expire 1998

George W. Ebright                Mr. Ebright, 57, has been a director since 1992.  He is a director and the former
                                 Chairman of the Board and Chief Executive Officer of Cytogen Corp., a
                                 biotechnology pharmaceutical company.  Mr. Ebright is a director of Univax
                                 Biologics, Inc. and Arrow International Incorporated.

L. Robert Johnson                Mr. Johnson, 53, has been a director since 1989.  He is Managing General
                                 Partner of Founders Capital Partners, L.P., a venture capital partnership.  Mr.
                                 Johnson currently serves as a director of Axint Technologies Corp., RSVP
                                 Information Inc., Agris Corporation, Digital Delivery Inc. and Symbiotics Inc.

John P. Neafsey                  Mr. Neafsey, 55, has been a director since 1987.  He is President of JN
                                 Associates, an investment consulting firm.  Previously, Mr. Neafsey was President and Chief Executive Officer of Greenwich Capital Markets, Inc., an investment banking firm.  He is an advisory director of The Beacon Group of New York and a director of the Management Policy Council, Provident Mutual Life
                                 Insurance Company of Philadelphia and the American Council for Capital
                                 Formation.

Hans Wimmer                      Mr. Wimmer, 65, has been a director
                                 since 1979. Prior to his retirement in November
                                 1994, he was President of Pharma-Gummi Wimmer
                                 West GmbH. Mr. Wimmer is also a director of
                                 Vetter Pharma, DIN Berlin/German Medical
                                 Standard Organization and Verien zur Normung im
                                 Bereich der Medizin.

Geoffrey F. Worden               Mr. Worden, 55, has been a director since 1993.  He has been President of
                                 South Street Capital, Inc., an investment company, since 1992.  Previously, Mr.
                                 Worden was a Managing Director of Kidder, Peabody & Co., Incorporated.



           The Board of Directors recommends a vote "FOR" these nominees.

                         DIRECTORS CONTINUING IN OFFICE

Class III - Term Expiring in 1996

Tenley E. Albright, M.D.         Dr. Albright, 59, has been a director since 1993.  She is a physician and surgeon,
                                 Chairman of Western Resources, Inc. and member of the Corporation of the
                                 New England Baptist Hospital and Woods Hole Oceanographic Institution.
                                 From 1989 through 1993 Dr. Albright was Founder, President, then Chairman of the Institute for Clinical Applications/Vital Sciences Inc., a clinical diagnostic research laboratory.  She is also a director of State Street Bank and Trust
                                 Company, State Street Boston Corporation and Whitehead Institute for
                                 Biomedical Research.

Walter F. Raab                   Mr. Raab, 70, has been a director since 1973.  Prior to his retirement in 1990, he was Chairman and Chief Executive Officer of AMP Incorporated, producers of electrical/electronic connection devices, where he continues to serve as a director.  Mr. Raab is also a director of Dauphin Deposit Corporation, Harris
                                 Corporation and Holy Spirit Hospital.

William S. West                  Mr. West, 67, has been a director since 1958 and Chairman of the Board since
                                 July 1985.  Previously, he served as the Company's President and Chief
                                 Executive Officer.

J. Roffe Wike, II                Mr. Wike, 68, has been a director since 1962.  Prior to his retirement in January
                                 1994, Mr. Wike was Senior Partner and a director of Cooke & Bieler, investment counselors.

Victor E. Ziegler                Mr. Ziegler, 64, has been a director since 1991 and
                                 Executive Vice President since 1992. He was Division
                                 President, Health Care from 1991 to 1992 and Group President,
                                 Manufacturing prior to 1991.

Class I - Term Expiring in 1997

William J. Avery                 Mr. Avery, 54, has been a director since 1992.  He is Chairman of the Board,
                                 President and Chief Executive Officer of Crown Cork & Seal Company, Inc.,
                                 manufacturer of cans, crowns and machinery.  He is also a director of Can
                                 Manufacturers Institute, the Connelly Foundation, Pennsylvania Chamber of
                                 Business & Industry and the YMCA.

George J. Hauptfuhrer, Jr.       Mr. Hauptfuhrer, 68, has been a director since 1973.  He is Of Counsel of
                                 Dechert Price & Rhoads, a law firm where he was a partner, Chairman and
                                 Chief Executive Officer until his retirement in 1990.

William G. Little                Mr. Little, 52, has been a director, President and
                                 Chief Executive Officer since 1991. He was Division President of Kendall Inc., a medical device manufacturer, from 1990 to
                                 1991 and Group Vice President and Division President of C.R.
                                 Bard, Inc., a medical device manufacturer, from 1975 to 1990.
                                 He is a director of Paoli Memorial Hospital and Fox Chase
                                 Cancer Center.

Monroe E. Trout, M.D.            Dr. Trout, 63, has been a director since 1991.  Dr. Trout is Chairman Emeritus of American Healthcare Systems, a network of integrated healthcare systems, where he served as Chairman of the Board, President and Chief Executive
                                 Officer until his retirement in January 1995.  Dr. Trout is a director of Gensia



                                 Inc., Science Applications International
                                 Corporation (SAIC), Baxter International Inc.,
                                 Cytyc Corporation and the University of
                                 California San Diego Foundation.





                             EXECUTIVE COMPENSATION

                   REPORT OF THE BOARD COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION


      Compensation Philosophy -- The Company's executive compensation philosophy is designed to further the following four objectives: (1) link shareholder and management interests; (2) reward management for producing superior corporate results relative to comparable companies; (3) recognize individual performance; and (4) assist the Company in attracting and retaining key executives of the highest calibre.

      These four principles are implemented through an executive compensation program that includes base salary, annual incentive bonus awards and long-term incentives in the form of non-qualified stock options. Base salaries are set to approximate the 50th percentile level of comparable positions, while total compensation (salary, bonus and stock options) is targeted to parallel the Company's competitive performance. The Company has a target financial performance objective of top quartile results, and thus, total compensation is generally targeted at the 75th percentile of comparable positions, subject to meeting corporate and individual performance goals.


      To further the goal of aligning management and shareholder interests, as well as providing executives an opportunity and incentive to realize long-term appreciation of assets, the Compensation Committee has established guidelines that call for executives to own, within five to seven years of attaining their respective positions, an amount of Common Stock with a market value equal to: five times base salary for the Chief Executive Officer; three times base salary for executive vice presidents; and two times base salary for other senior executives. Although the share ownership guidelines are not mandatory, the Committee reviews annually each executive's progress toward meeting his or her share ownership goal. The Committee has no set policy on failure to meet the guidelines.

      Principal Compensation Elements -- The Compensation Committee, which is composed entirely of independent directors, annually determines the targeted compensation for each of the Company's executive officers. In setting base salaries, annual incentive bonus awards and stock-option grants, the Committee relies primarily on compensation data from outside surveys of companies in general industry with comparable annual revenues and employee base. The Committee also takes into consideration recommendations of the President and Chief Executive Officer with regard to the performance and relative experience of the individual involved.

      Bonus awards are made under the Company's Management Incentive Bonus Plan (the "Bonus Plan"). These awards are contingent principally (75%) upon the Company attaining a pre-specified level of financial performance with additional weight (25%) given to achievement of individual objectives. Individual objectives focus on such factors as new product development, new business initiatives, productivity and quality improvements and are designed to correlate to the Company's overall strategic objectives for the year. Mr. Little's individual objectives are approved by the Committee, and objectives for each other executive officer are approved by that individual's direct supervisor.

      Annual-incentive bonus ranges are established for each job position. For 1994, the bonus target for the President and Chief Executive Officer was 75% of base salary. For other executive officers, the bonus targets range from 40% to 65% of base salary. Executives may receive a maximum of 150% of their target bonus if corporate financial performance meets or exceeds the target by 125%. No awards are granted if actual corporate performance is less than 90% of target. In support of the goal of linking shareholder and management interests, one-fourth of a Bonus Plan participant's after-tax annual bonus is paid in the form of Common Stock. Each participant also receives a number of additional restricted shares equal to 25% of the number of bonus shares received. The restricted shares are forfeited if the bonus shares are transferred within four years of the date of grant.

      The Company's long-term incentive program is designed to reward management for consistent improvement of shareholder value, primarily through the use of non-qualified stock options. Stock options are viewed as an excellent method of linking management interests with those of shareholders because the value of a stock option is created by increases in the market value of the Common Stock, an important indicator of shareholder value. Under the Committee's stock-option award program, a fixed number of shares are granted each year in amounts estimated to produce competitive long-term compensation when compared to general industry. Stock option values are determined using the Black-Scholes valuation method. Although there is no direct relationship between the size of option awards and the Company's share-ownership guidelines, stock options are considered the primary vehicle to assist executives in meeting these guidelines.

      Establishing Financial Performance Goals -- The Board of Directors annually establishes the corporate financial performance target under the Bonus Plan for the following year as part of the overall budget approval process with the advice and concurrence of the Committee. In providing this advice, the Committee reviews comparative financial-performance data of a self-selected peer group of 12 companies (the "Peer Group") and of the Standard & Poor's 400 index. The guidelines used for selecting the Peer Group companies were both quantitative and qualitative in nature and included such factors as nature of business, revenues, employee base, technology base, market share, customer type and customer relationship. The Peer Group is the same group used in the shareholder-return performance chart on page 15. Return-on-equity (ROE) was used as the financial-performance measurement for 1994. In November 1993, the Committee reviewed data compiled by an independent compensation consultant that indicated the Company's ROE performance equalled the Peer Group's actual 75th percentile performance, while being somewhat below that of the S&P 400. Based on this information, the Committee believes that the 1994 annual-incentive ROE target set by the Board was consistent with the Company's goal of matching executive pay with corporate performance.

      1994 Compensation -- For 1994, William G. Little, the Company's President and Chief Executive Officer, received a base salary of $363,684, an increase of 5.9% from the prior year. The Committee set Mr. Little's 1994 salary based upon compensation survey data that indicated this salary to be at the median level of chief executive officer positions of companies of comparable size in general industry. In setting this base salary, the Committee also considered the continued improvement in the Company's financial performance and the fact that Mr. Little met or exceeded each of his individual objectives for the prior year, including the Company's 1993 financial performance target. Each of the other named executive officers received salary adjustments to bring his base salary in line with median market practice as evidenced by executives with similar responsibilities in companies of comparable size in general industry.

      Annual incentive awards for each of the named executive officers, including Mr. Little, reflect the Company's attainment of the predetermined ROE target and the level of achievement of individual goals by each executive officer. The Company's actual 1994 ROE was 92% of the performance target. Accordingly, the Committee authorized a bonus award of $256,327 for Mr. Little for 1994. In accordance with the terms of the Bonus Plan, Mr. Little received a portion of his bonus in the form of 1,832 bonus shares and was granted 458 restricted shares of Common Stock.

      At the time of his hiring in 1991, Mr. Little was granted a non-qualified stock option for 150,000 shares that vests over a four-year period. The Committee considered comparable compensation data and competitive market factors in determining the terms of Mr. Little's stock option. During 1994, each of the Company's other executive officers received an additional grant of stock options consistent with the Committee's stock-option award program described above.

      The foregoing discussion does not apply to Mr. Wimmer whose 1994 compensation was determined by the terms of management contracts with various European subsidiaries and by a separate agreement under which he received an annual bonus based on European Division profits. Mr. Wimmer retired from his position in November 1994.

                                       John P. Neafsey, Chairman
                                       George Hauptfuhrer, Jr.
                                       Monroe E. Trout


Compensation of Named Executives

General

      The following table sets forth, for 1992, 1993 and 1994, compensation provided by the Company to each of the named executives in all capacities in which they served.

                           SUMMARY COMPENSATION TABLE




                                                                                                          Long-Term
                                                     Annual Compensation                              Compensation Awards
                                                                                   Other
                                                                                   Annual      Restricted    Securities    All Other
                                                                                  Compensa-       Stock      Underlying    Compensa-
Name & Principal Position                   Year       Salary         Bonus         tion         Award(s)     Options        ation
                                                       ($)(A)         ($)(A)         ($)          ($)(B)          (#)        ($)(C)
William G. Little                           1994       363,684       256,327         4,329        11,624             0         8,904
  President and Chief                       1993       343,176       259,189         4,329        10,774             0         9,136
  Executive Officer                         1992       331,828       250,000         3,164        10,375             0         4,900

Victor E. Ziegler                           1994       219,628       104,691         4,095         4,695        12,000         6,583
  Executive Vice                            1993       212,271       107,379         4,095         4,389        12,000         6,362
  President                                 1992       206,992       100,754         2,993             0        12,000         4,914

J. E. Dorsey(D)                             1994       221,081       138,589         3,674         6,244         8,000         6,630
  Executive Vice                            1993       191,880       105,796         3,674         4,315         8,000         3,105
  President and                             1992       125,864        61,500         2,402         2,760         6,000             0
  Chief Operating
  Officer

Raymond J. Land                             1994       189,343        90,291         3,674         4,010         8,000         5,677
  Senior Vice President,                    1993       180,874        92,605         3,674         3,741         8,000         4,497
  Finance and                               1992       172,221        88,193         2,685             0         8,000           842
  Administration

Ulf C. Tychsen(D)                           1994       203,261        87,211         9,202         3,020         8,000             0
  Group Vice President,                     1993       194,649        86,339         6,344         3,940         8,000             0
   Europe & Asia Pacific                    1992          --            --            --            --            --            --

Hans Wimmer(D)                              1994       185,637       433,697         9,485             0             0             0
  Former President,                         1993       214,753       510,370         8,865             0             0             0
  Pharma-Gummi Wimmer                       1992       196,803       494,000          --               0             0             0
  West GmbH



-----------------

(A) Amounts shown reflect salary and bonuses earned by the named executives for the applicable fiscal year and include the value of any restricted and unrestricted shares awarded under the Company's Management Incentive Bonus Plan. Bonuses are paid in the fiscal year following the fiscal year for which they are earned. Mr. Tychsen's 1994 and 1993 compensation was paid in Deutsche Marks, as follows: Salary DM 329,282 and DM 321,171, respectively; and bonus DM 141,282 and DM 142,459, respectively. Mr. Wimmer's 1994, 1993 and 1992 compensation also was paid in Deutsche Marks, as follows: Salary DM 300,732, DM 354,342 and DM 307,012, respectively; and bonus DM 702,590, DM
      842,110 and DM 770,640, respectively. The U.S. dollar figures shown are based on average exchange rates of 1.62, 1.65 and 1.56 for 1994, 1993 and 1992, respectively.

(B) Restricted stock awards are made in the fiscal year following the fiscal year for which they are earned. Restricted stock awards vest four years from the grant date. Values are determined by multiplying the number of shares awarded by the closing market price of the Common Stock on the grant date, which was $20.75 for 1992 awards, $24.94 for 1993 awards and $25.38 for 1994 awards. Dividends are paid and reinvested on restricted shares.

      The following table contains information relating to the outstanding holdings of restricted stock of the named executives at December 31, 1994. The table does not include restricted stock granted in 1995 with respect to 1994 service. Values are determined by multiplying the number of shares by $27.50, the December 30, 1994 closing price for the Company's Common Stock.



                                                                      Current
                                                 Number of             Market
                                                 Restricted           Value of
                   Name                         Shares Held          Restricted
                                                                     Shares Held
William G. Little..........................         932               $25,630
Victor E. Ziegler..........................         176                 4,840
J. E. Dorsey...............................         306                 8,415
Raymond J. Land............................         150                 4,125
Ulf C. Tychsen.............................         158                 4,345
Hans Wimmer................................           0                    --

(C) Includes for 1994, 1993 and 1992: (i) term life insurance premiums paid by the Company for Mr. Little--$648, $648 and $536, respectively; and (ii) Company contributions under the Savings Plan for Mr. Little--$8,256, $8,488 and $4,364, respectively, Mr. Ziegler--$6,583, $6,362, and $4,914, respectively, Mr. Dorsey--$6,630, $3,105 and $0, respectively, and Mr. Land--$5,677, $4,497 and $842, respectively.

(D) Information is provided only for fiscal years during which the individual served as an executive officer. Mr. Tychsen first became an executive officer of the Company in 1993. Mr. Dorsey commenced his employment with the Company on April 21, 1992. Although Mr. Wimmer had been President of Pharma-Gummi Wimmer West GmbH, one of the Company's European subsidiaries, for many years, he first became an executive officer of the Company in 1992. Mr. Wimmer retired in November 1994.

Stock Options

      The following table provides information concerning the grant of stock options in 1994 under the Company's Long-Term Incentive Plan.


                             OPTION GRANTS IN 1994



                                    Individual Grants
------------------------------------------------------------------------------------------------------

                            Number of
                            Securities              % of
                            Underlying             Total                                                   Grant
                             Options              Options                                                  Date
                            Granted to           Granted to           Exercise                            Present
                            Employees            Employees            Price(B)      Expiration            Value(C)
Name                        in 1994(A)             in 1994              ($/Sh)        Date                  ($)
----                        -----------            --------             -------       -----                 ---
William G. Little                    0               --                     --            --                    --
Victor E. Ziegler               12,000              6.1%                 24.94        3/1/99                79,920
J. E. Dorsey                     8,000              4.1%                 24.94        3/1/99                53,280
Raymond J. Land                  8,000              4.1%                 24.94        3/1/99                53,280
Ulf C. Tychsen                   8,000              4.1%                 24.94        3/1/99                53,280
Hans Wimmer                          0               --                     --            --                    --

--------------

(A) Option grants are for a five-year term and first became exercisable six months after the date of grant.

(B) The exercise price of $24.94 represents the average of the highest and lowest reported sale price on March 1, 1994 (the date of grant). The exercise price (and any applicable withholding taxes) may be paid in cash, shares of Common Stock valued at fair market value on the date of exercise or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

(C) The estimated value has been determined by application of the Black-Scholes option-pricing model, based upon the terms of the option grant and the Company's stock price performance history as of the date of grant (March 1, 1994). The key assumptions set forth below used in the valuation are based upon historical experience, and are not a forecast of future stock-price performance or volatility or of future dividend policy. No adjustments have been made for forfeitures or non-transferability.

         Dividend Yield:                1.8%
         Volatility:                    .277
         Risk-Free Rate of Return:      6.28%
         Expected Exercise Period:      5 Years

1994 Stock Option Exercises

      The following table provides information relating to the exercise of stock options by the named executives in 1994, as well as the number and value of their unexercised options as of December 31, 1994.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES



                                                Value                  Number of Shares                        Value of
                             Shares            Realized                   Underlying                          Unexercised
                            Acquired        (Market Value                 Unexercised                        In-the-Money
                               on              Less Any                 Options Held at                       Options at
         Name             Exercise(#)     Exercise Price)($)              12/31/94(#)                      12/31/94($)(A)(B)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                       Not                                 Not
                                                                 Exercisable       Exercisable       Exercisable       Exercisable


William G. Little                    0            --                  115,000           30,000            1,423,125      371,250
Victor E. Ziegler               12,000          41,250                 53,889                0              418,020         --
J. E. Dorsey                         0            --                   22,000                0              120,880         --
Raymond J. Land                      0            --                   24,000                0              142,500         --
Ulf C. Tychsen                       0            --                   24,000                0              142,500         --
Hans Wimmer                          0            --                        0                0                   --         --


---------------

(A) The value of unexercised options represents the difference between the closing price of the Company's Common Stock on December 30, 1994 ($27.50) and the exercise price of each unexercised option held by the named executives.

(B) All option grants to the named executives other than Mr. Little are for a five-year term and first became exercisable six months after the date of grant. Mr. Little was granted an option in 1991, which vests over a four-year period.

Retirement Plan

      The Company's Salaried Employees' Retirement Plan (the "Retirement Plan") is a non-contributory defined benefit plan. It provides for normal retirement at age 65 and permits early retirement in certain cases. Benefits are based upon years of service and compensation (including salary, bonuses and stock award distributions ("Covered Compensation")) for the five consecutive calendar years within the ten years prior to retirement during which the compensation was the highest.

      The Internal Revenue Code limits the maximum annual benefit which may be paid to any individual from the Retirement Plan's trust fund and the amount of compensation that may be recognized. Under the Company's Supplemental Employees' Retirement Plan (the "Supplemental Plan"), the Company will make supplemental, unfunded payments to offset any reductions in benefits that may result from such limitations.

      The following table shows the estimated annual retirement benefits payable (before reduction by the offset for Social Security payments) under the Retirement Plan and the Supplemental Plan at normal retirement date to all eligible employees, including the named executives, in specified remuneration and years of service classifications.

                               PENSION PLAN TABLE


                                                           Years of Service
                    -----------------------------------------------------------------------------------------------
     Five Year
      Average
   Compensation                 15                20                  25                30                 35
   ------------                 ---               ---                 ---               ---                --
    $ 200,000              $  57,000         $  76,000           $  95,000         $ 100,000          $ 105,000
      250,000                 71,250            95,000             118,750           125,000            131,250



      300,000                   85,500           114,000             142,500           150,000            157,500
      400,000                  114,000           152,000             190,000           200,000            210,000
      500,000                  142,500           190,000             237,500           250,000            262,500
      600,000                  171,000           228,000             285,000           300,000            315,000
      650,000                  185,250           247,000             308,750           325,000            341,250

      Amounts shown are calculated on a straight-line annuity basis. Under the Retirement Plan, credited years of service and Covered Compensation for 1994 are 19 years and $622,873 for Mr. Little, 34 years and $327,007 for Mr. Ziegler, 2 years and $326,877 for Mr. Dorsey, and 3 years and $281,948 for Mr. Land.

Employment and Other Agreements

      The Company has entered into an employment agreement with Mr. Little under which he serves as President and Chief Executive Officer of the Company for a base annual salary determined in accordance with Company compensation review policies. Mr. Little also is entitled to participate in the Company's annual and long-term incentive plans. The employment term may be ended by the Company upon two years' notice of termination but may be terminated earlier by the Company for cause, or due to disability or death.

      Mr. Wimmer, who retired in November 1994, is entitled to receive an annual pension in the amount of DM 360,000 ($222,222 at an average 1994 exchange rate of 1.62).

      The Company has entered into agreements with each of the named executive officers other than Messrs. Wimmer and Tychsen, which provide for benefits in the event of employment termination following a change in control of the Company. These agreements are designed to assist the Company in attracting and retaining highly qualified executives and to help ensure that if the Company is faced with an unsolicited tender offer proposal, its executives will continue to manage the Company without being unduly distracted by the uncertainties of their personal affairs and thereby will be better able to assist in evaluating such a proposal in an objective manner.

      Each executive is entitled to receive severance compensation under his agreement if, within two years following a change in control of the Company, he resigns following a constructive termination of his employment or his employment is terminated by the Company other than by reason of death, disability, willful misconduct, or normal retirement. Such severance compensation includes the immediate vesting of the executive's interest, if any, in the Company's employee benefit plans, continuing salary and bonus payments at the level prior to termination and continuation of certain health and welfare benefits for up to three years following such termination. A "change in control" is defined generally as a change in a majority of the Company's Board of Directors or purchase of more than 51% of the Company's stock. Each agreement also provides that during the term of the executive's employment with the Company and for a period of one year thereafter, whether or not a change in control of the Company occurs, the executive will neither be employed by any competitor of the Company nor compete with the Company in any part of the United States (any market or territory, in the case of Mr. Little). The payment of severance compensation is not conditioned upon the executive seeking other employment nor is it subject to reduction in the event the executive secures other employment consistent with the agreement.


                  SHAREHOLDER RETURN PERFORMANCE PRESENTATION

      The following graph compares for fiscal years 1990 through 1994 the yearly change in the cumulative total returns to holders of Common Stock with the cumulative total return of the Standard & Poor's 400 Industrials-Limited Index (the "S&P 400") and of a company-selected peer group. Cumulative total-return-to-shareholders is measured by dividing total dividends (assuming dividend reinvestment) plus per-share price change for the period by the share price at the beginning of the period. The Company's cumulative shareholder return is based on an investment of $100 on December 31, 1989 and is compared to the cumulative total return of the S&P 400 and peer group over the period with a like amount invested.

      The peer-group companies were selected by the Company based principally on nature of business, revenues, employee base, technology base, market share, customer type and customer relationship. The peer group was developed initially as part of an assessment of the Company's executive compensation levels. The peer group is composed of Amphenol Corporation, Andrew Corporation, Applied Magnetics Corporation, Augat Inc., Beckman Instruments, Inc., C.R. Bard, Inc., CTS Corp., Millipore Corporation, Pall Corporation, The Perkin-Elmer Corporation, Sealed Air Corporation and Thomas & Betts Corporation.






           West Company    S&P 400    Peer Group

12/89        100.00        100.00      100.00
12/90         66.58         99.11       98.18
12/91        103.40        129.59      142.54
12/92        127.13        136.98      156.78
12/93        140.75        149.35      166.04
12/94        160.63        155.05      185.34










                            APPOINTMENT OF AUDITORS

      At the Annual Meeting, the Company's shareholders will be asked to approve the appointment of Coopers & Lybrand L.L.P., independent accountants, as auditors of the Company for 1995. If the Company's shareholders do not approve the appointment of Coopers & Lybrand L.L.P., the Board of Directors will consider the appointment of other auditors. A representative of Coopers & Lybrand L.L.P. is expected to be present at the Annual Meeting and will have the opportunity to make a statement, if he desires to do so, and to respond to questions from shareholders.

      The Board of Directors recommends that the shareholders vote FOR the appointment of Coopers & Lybrand L.L.P. If approval is withheld, the Board will reconsider its selection.


                             SHAREHOLDER PROPOSALS

      Shareholder proposals for the 1996 Annual Meeting of Shareholders must be received by the Office of the Secretary of the Company, 101 Gordon Drive, Lionville, Pennsylvania 19341, no later than December 1, 1995 for inclusion in the proxy statement and form of proxy.

PROXY

THE WEST COMPANY, INCORPORATED
101 Gordon Drive, Lionville, Pennsylvania  19341
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints William S. West and George J. Hauptfuhrer, Jr. as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of The West Company, Incorporated, held of record by the undersigned on March 17, 1995, at the Annual Meeting of Shareholders to be held on May 2, 1995 or any adjournment thereof.

     This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR Proposals 1 and 2.

(To be Signed on Reverse Side)


Please mark your
votes as in this
example.

                    FOR         WITHOUT AUTHORITY
1. Election of           all the            To vote for
   5 Class II            nominees           the nominees
   Directors             listed below       listed below


          (except as marked to the contrary)

2. Approval of the appointment of Coopers & Lybrand L.L.P. as independent accountants of the corporation for the fiscal year ending December 31, 1995.


3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

George W. Ebright, L. Robert Johnson, John P. Neafsey, Hans Wimmer, Geoffrey F. Worden

     This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, Proxy will be voted FOR Proposals 1 and 2.

SIGNATURE(S)_________________________________ DATE ________________

     Please sign exactly as your name appears thereon. When signing as attorney, executor, administrator, trustee, guardian, or in any other representative capacity, please so indicate.